Exhibit 99.1

FOR IMMEDIATE RELEASE
January 25, 2006

Rochester Medical Reports First Quarter Results

Stewartville, MN January 25, 2006

Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its first quarter ending December 31, 2005.

The Company reported sales of $4,607,000 for the current quarter compared to $3,665,000 for the first quarter of last year. It also reported net income of $311,000 or $.05 per diluted share compared to a net income of $122,000 or $.02 per diluted share for the first quarter of last year.

The results for the current quarter include an expense related to FAS 123 R that was not required to be recognized in prior periods. Under FAS 123 R, beginning this quarter, the Company must recognize expense related to stock option grants. In prior periods, the Company was only required to disclose, but not expense, such amounts. Had such expense actually been recorded in the first quarter ended December 31, 2004, net income and net income per diluted share, on a pro-forma basis, would have been $51,000 and $0.01 per diluted share, respectively.

The 26% increase in revenues for the current quarter compared to last year’s first quarter resulted primarily from increased sales of Rochester Medical® branded products in the U.S. and increased sales of Private Label products. The 255% increase in earning resulted from higher contribution from increased sales, partially offset by the non-cash stock option expense described above.

Commenting on the quarter, Company CEO and President Anthony J. Conway said, “I am pleased with the quarter. I am particularly pleased with the continued solid growth of Rochester Medical® branded products. U.S. branded sales grew at a very solid 31% pace. International branded sales were down 10%. The trend for International branded sales remains favorable, however, and the quarterly downturn is due primarily to timing of International orders and shipments.

“Private Label sales were up 43% for the quarter. While Private Label sales continue to grow, the results for this quarter are somewhat skewed upwards due to the timing of quarterly orders. I also think that some of our customers may be increasing their Male External Catheter inventory due to the market uncertainty related to the outcome of the potential Mentor Urology transaction.

“In a November 2005 press release we announced commencement of arbitration with Mentor Corporation, whereby we are seeking to prevent Mentor from breaching its agreements with Rochester Medical Corporation. Mentor had previously announced that it is selling or pursuing other strategic activities for its Urology business. I think those announcements have led to market uncertainty as to which companies will be marketing, selling, purchasing, and supplying silicone Male External Catheters in the future.”

Conway continued, “Once again, I am pleased with the growth of our advanced Intermittent Catheter product line. We are smoothing out production inefficiencies on these advanced products and expect continued growth going forward

“Regarding the International market for our advanced Intermittent Catheters, we were pleased to learn in December that the European Patent Office revoked Coloplast’s packaging patent related to Hydrophilic Intermittent Catheters. Coloplast had previously sued the Private Label distributor of Rochester Medical’s Hydrophilic Intermittent Catheter for infringement of the now revoked patent, and is currently appealing the decision. Given the revocation of the patent, Rochester Medical had expected its Private Label distributor to resume further introduction of the product into the countries of Europe. The Distributor has informed Rochester Medical that it will not commence that introduction unless certain changes are made to the Private Label sales and distribution agreement between the two companies. Rochester Medical has not agreed to these changes, and the two companies are currently in discussions to attempt to resolve the matter.”

Summing up the first quarter, Conway concluded, “I am pleased with our progress and look forward to continued growth.”

Rochester Medical has scheduled a conference call today at 4:00 p.m., C.T. regarding this announcement. The call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen to the conference call via telephone, call:

1-800-901-5217, password 62049701

Replay will be available for seven days at:

www.rocm.com or via telephone at 1-888-286-8010, password 7433400.

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of a satisfactory resolution of the disagreement with Rochester Medical’s Private Label distributor for its Hydrophilic Intermittent Catheters and the uncertainty of marketplace effects resulting from the potential Mentor Urology transaction, as well as .the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K (Part II, I tem 6) for the year ended September 30, 2005.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical Corporation
Press Release - F06 First Quarter
Condensed Balance Sheets
	(unaudited)
	December 31,	September 30,
	2005	2005
Assets
Current Assets
Cash and equivalents	$1,999,919	$1,129,876
Marketable securities	5,628,398	5,286,553
Accounts receivable	2,870,471	3,204,824
Inventories	3,589,222	3,936,243
Prepaid expenses and other assets	365,842	351,027
Deferred income tax asset	21,000	21,000

Total current assets	14,474,852	13,929,523
Property and equipment	7,386,024	7,561,303
Deferred income tax asset	433,000	433,000
Intangible assets	278,804	285,194

	$22,572,680	$22,209,020

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$350,160	$283,332
Accrued expenses	671,325	744,260
Short-term debt	34,000	34,000
Current Maturities of Capital Leases	40,348	39,785
Deferred revenue	157,143	157,143

Total current liabilities	1,252,976	1,258,520
Long-term debt
Long term debt	34,000	34,000
Capital leases, less current portion	53,729	64,030
Deferred revenue	525,000	564,286

Total long term debt	612,729	662,316
Stockholders' equity	20,706,975	20,288,184

	$22,572,680	$22,209,020

Rochester Medical Corporation
Press Release - F06 First Quarter
Summary Statements Of Operations
	(unaudited)
	Three months ended
	December 31,
	2005	2004
Sales	$4,607,200	$3,665,272
Cost of sales	3,005,470	2,267,278

Gross profit	1,601,730	1,397,994
Gross profit %	35%	38%
Costs and expense:
Marketing and selling	598,993	570,538
Research and development	173,623	196,730
General and administrative	572,255	537,028

Total operating expenses	1,344,871	1,304,296

Income from operations	256,859	93,698
Other income (expense)
Interest income - Net	54,519	28,298

Net Income before income taxes	311,378	121,996
Income tax benefit	—	—

Net Income	$311,378	$121,996

Earnings per common share — Basic	$0.06	$0.02

Earnings per common share — Diluted	$0.05	$0.02

Weighted Average Shares:
Basic	5,526,188	5,448,287

Weighted Average Shares:
Diluted	5,752,370	5,683,360